Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to BRE Properties, Inc.’s Non-Employee Director Stock Option and Restricted Stock Plan of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedules of BRE Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, BRE Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BRE Properties, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 3, 2007